WARBURG DILLON READ LLC
299 PARK AVENUE
NEW YORK, NY 10171

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                      AND
               SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                       OF

                           THE INTERLAKE CORPORATION
                                       AT
                      $7.25 NET PER SHARE OF COMMON STOCK
                                      AND
  $1,980.87 NET PER SHARE OF SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                       BY

                      GKN NORTH AMERICA MANUFACTURING INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                         GKN NORTH AMERICA INCORPORATED

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON JANUARY 8, 1999, UNLESS THE OFFER IS EXTENDED.

                                                               December 10, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by GKN North America Manufacturing Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of GKN North America Incorporated, a Delaware corporation ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the issued and outstanding shares of Common Stock, par value $1.00 per share (the "Common Shares")(including the associated Common Share purchase rights (the "Rights") issued pursuant to that certain Rights Agreement dated as of January 26, 1989 between the Company and The First National Bank of Chicago, as Rights Agent, as amended), of The Interlake Corporation, a Delaware corporation (the "Company"), at a price per Common Share of $7.25, net to the seller in cash, and all of the outstanding shares of Series A Convertible Exchangeable Preferred Stock, par value $1.00 per share, of the Company (the "Series A Shares," and, together with the Common Shares, the "Shares"), at a price per Series A Share of $1,980.87, net to the seller in cash, in each case upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of December 5, 1998 and the Offer to Purchase dated as of December 10, 1998 and the related Letter of Transmittal which, together may be amended from time to time, constitute the "Offer".

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF COMMON SHARES AND SERIES A SHARES THAT (AFTER GIVING EFFECT TO THE CONVERSION OF ALL SUCH SERIES A SHARES TO COMMON SHARES) REPRESENT AT LEAST TWO-THIRDS
(66 2/3%) OF THE ISSUED AND OUTSTANDING COMMON SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (NOT TAKING INTO ACCOUNT THE COMMON

SHARE PURCHASE RIGHTS) AND (2) THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.  Offer to Purchase, dated December 10, 1998;

          2. Letter of Transmittal to tender Shares for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding (facsimile copies of the Letter of Transmittal may be used to tender Shares);

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for the Shares being tendered and all other required documents cannot be delivered to the Depositary by the Expiration Date as defined in the Offer to Purchase or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5. A letter to the Company's stockholders from the President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, filed with the Securities and Exchange Commission by the Company and mailed to stockholders of the Company recommending that the Company's stockholders accept the Offer and tender their Shares.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON JANUARY 8, 1999, UNLESS THE OFFER IS EXTENDED.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for the Shares which are validly tendered prior to the expiration of the Offer and not theretofore properly withdrawn when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for the Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedure described in Section 3 of the Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer, and all other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents on or prior to the expiration of the Offer or to comply with the book-entry transfer procedure on a timely basis, a tender may be effected by following the guaranteed delivery procedure specified in Section 3 of the Offer to Purchase.

     The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than to the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of the Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, any of the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase and the Letter of Transmittal.

                                          Very truly yours,

                                          WARBURG DILLON READ LLC

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE PURCHASER, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                                        3